                                                                    Exhibit 14.2

(TEKTRONIX(R) LOGO)
Enabling Innovation
                                    (LOGO 1)

                                    (LOGO 2)

                          BUSINESS PRACTICES GUIDELINES

                            A MESSAGE FROM RICK WILLS

For more than 60 years, Tektronix' success has been linked to the ability of our employees to "do the right thing" for our employees, customers and shareholders and their ability to make business decisions that support our company values. We pride ourselves on the fact that while short-term priorities may shift, our values remain constant, reinforcing a long-standing culture committed to the highest standards of ethical and compliant business practices.

It takes the efforts of each of you to ensure we continue to uphold the company's strong reputation as a trusted business partner. Often the business choices in front of us are complex and figuring out the right thing to do can be difficult and unclear. Tektronix' Business Ethics and Compliance Program will provide you with the training, resources and tools to help you make the best business decisions possible.

Our success starts with your dedication to making ethical decisions. While this program helps Tektronix meet its legal and ethical commitments, it also supports our core value system and underlies all that we do as a company and all that we do as individuals working together. Your relationships with customers, shareholders, employees, and suppliers starts with your own integrity.

Your integrity. Our success. It's a simple concept yet one that is critical to our success and one that will continue to ensure Tektronix' leadership position as a preferred global supplier and employer.

I challenge you to make the most of this program and apply your efforts and commitment to achieve the highest levels of integrity with each business decision that you make.


                                        ----------------------------------------
                                        Rick Wills
                                        Tektronix Chairman, CEO and President

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ROLES AND RESPONSIBILITIES

     The Tektronix Business Practices Guidelines (Business Practices Guidelines or Guidelines) apply worldwide, to all of our employees, directors, officers, contract labor, consultants, and others acting for Tektronix ("Representatives"). The ethical and legal principles contained in the Guidelines represent the very core of how Tektronix expects its Representatives to conduct business on its behalf.

     The Guidelines continue Tektronix' long-standing expectation that all Tektronix Representatives conduct business on behalf of Tektronix morally, ethically and in conformance with all applicable laws in all places and at all times. No Representative may use outside agents or other indirect means to violate or circumvent applicable laws and regulations or the business practices outlined in these Guidelines.

     ALL TEKTRONIX REPRESENTATIVES

          - Be aware of the Business Practices Guidelines and always follow them.

          - Be sensitive to situations that could lead you or others to engage in illegal, improper, or unethical actions, and avoid such situations.

          - Never act in violation of any law and never believe that breaking the law in an attempt to help Tektronix is an indication of loyalty.

          - Take action against illegal, improper, or unethical behavior. If necessary, report violations to your managers, the Chief Compliance Officer, or EthicsPoint (Tektronix' employee access line and website).

     ADDITIONAL RESPONSIBILITIES OF TEKTRONIX MANAGERS

          - Make a personal commitment to operate in accordance with the uncompromising values set forth in the Tektronix Business Practices Guidelines. Communicate this commitment to all Tektronix Representatives under your management control.

          - Be familiar with the company-wide business practices and other standards of conduct and policies required of all Representatives. Know the resources and processes available to assist in the resolution of questions and concerns about Tektronix' business practices.

          - Periodically discuss ethics and business conduct issues and review the Guidelines with Representatives under your management control. Ensure that all Representatives under your management control are aware of the Guidelines, policies and legal requirements relevant to their work.

          - Maintain a work environment that encourages open communication regarding ethics and business conduct issues and concerns.

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GUIDELINES OVERVIEW & INDEX

     Tektronix' ability to live up to its commitments and ethical standards is directly dependent on the day-to-day choices and actions of each individual acting on behalf of Tektronix. Set forth below is our standard of ethical conduct expected from everyone who does business in Tektronix' name. In addition to the Guidelines, each Representative is expected to become familiar and comply with all policies relating to their specific jobs within the Company. We have provided links to additional information where appropriate in the Guidelines. Please contact your manager or the Ethics & Compliance Office at chief-compliance-office@tek.com if you need additional clarification of the Guidelines or information regarding specific policies.

     Many decisions about ethical and compliant conduct fall into a gray area. If you have any questions about how to apply the Guidelines or related policies, you should discuss the situation with your manager or contact the references provided in those policies or the Guidelines. But first, when faced with a difficult ethical issue try asking yourself the following questions:

     (GRAPHIC)

          -    Is it legal?

          -    Does it follow our Business Practices and other policies?

          - How will the decision affect (or hurt) others (consumers, shareholders, suppliers, partners, competitors, the community, other employees)?

          -    How will the decision look to others?

          -    Would the decision be considered fair by those affected?

          -    Have all implications of the decision been fully explored?

          -    Would additional advice be helpful?

          - How would I feel if the decision were made public? If you would not be comfortable justifying your decision publicly, it is probably not the right thing to do.

     The following is a list of the business practices topics you will find in these Guidelines. To access a topic, click on the underscored title listed below.

ACCOUNTING CONTROLS & ILLEGAL ACTS .......................................    6

   INTERNAL CONTROLS .....................................................    6
   ACCOUNTING ACCURACY ...................................................    6
   AUTHORIZATION .........................................................    6
   AUDITORS ..............................................................    6
   RECORD RETENTION ......................................................    7
   EXPENSE REIMBURSEMENT & TRAVEL ........................................    7
   PRESERVING TEKTRONIX' ASSETS ..........................................    7
   ILLEGAL OR IMPROPER ACTS INCLUDING FRAUD & SIMILAR IRREGULARITIES .....    7

BUSINESS RELATIONSHIPS ...................................................    9

   CUSTOMERS .............................................................    9
   SELLING TO THE GOVERNMENT .............................................    9
   ADVERTISING ...........................................................    9
   SUPPLIERS .............................................................   10
   CONFLICTS OF INTEREST .................................................   10
   ENTERTAINMENT & GIFTS .................................................   11

TRADE REGULATIONS ........................................................   13

   CUSTOMS ...............................................................   13
   EXPORT CONTROL ........................................................   13
   FOREIGN CORRUPT PRACTICES ACT .........................................   14
   ANTITRUST LAWS ........................................................   14
   ANTI-BOYCOTT ..........................................................   14

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
CONFIDENTIAL AND PROPRIETARY INFORMATION .................................   15

   TEKTRONIX' CONFIDENTIAL & PROPRIETARY INFORMATION .....................   15
   GATHERING COMPETITIVE INFORMATION .....................................   15
   TRADE SECRETS .........................................................   16
   EXTERNAL PATENTS, COPYRIGHTS & TRADEMARKS .............................   16
   INFORMATION SECURITY ..................................................   17

MANUFACTURING QUALITY AND SAFETY .........................................   18

   ENVIRONMENTAL HEALTH & SAFETY .........................................   18
   PRODUCT SAFETY ........................................................   18
   QUALITY ASSURANCE .....................................................   18

EMPLOYEE RELATIONS .......................................................   20

   NON-USA EMPLOYEES .....................................................   20
   ALCOHOL AND DRUG USE ..................................................   20
   ELECTRONIC COMMUNICATION POLICY .......................................   20
   EMPLOYEE DATA PRIVACY .................................................   20
   EQUAL EMPLOYMENT OPPORTUNITY & AFFIRMATIVE ACTION .....................   20
   HARASSMENT ............................................................   21
   SEXUAL HARASSMENT .....................................................   21
   REPORTING HARASSMENT ..................................................   21
   RELATIONSHIPS .........................................................   22

COMPANY AND EMPLOYEE ACTIVITIES ..........................................   23

   -    MEDIA & INVESTOR INQUIRIES .......................................   23
   -    COMMUNITY RELATIONS ..............................................   23
   -    POLITICAL ACTIVITIES .............................................   23
   -    LOBBYING .........................................................   24
   -    TRADING IN TEKTRONIX STOCK .......................................   24
   -    MATERIAL INFORMATION .............................................   24
   -    DIRECTORS, OFFICERS & OTHER INSIDERS .............................   25
   -    POTENTIAL LIABILITIES ............................................   25
   -    PUT OR CALL OPTION ...............................................   25
   -    STOCK OPTION PURCHASE/ESPP .......................................   25
   -    TIPPING INFORMATION TO OTHER .....................................   25
   -    COMPANY ASSISTANCE ...............................................   25

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ACCOUNTING CONTROLS & ILLEGAL ACTS

     INTERNAL CONTROLS

     Tektronix has established systems, controls and records for authorizing, executing and recording transactions involving assets and liabilities. No Tektronix Representative will engage in any activity that circumvents Tektronix' system of internal controls. Administrative and accounting controls will be in place to assure that financial and other reports are accurately and reliably prepared, and fully and fairly disclose pertinent information.

     ACCOUNTING ACCURACY

     Accuracy and reliability of Tektronix' business records is not only mandated by law, but are critical to the company's decision-making process and to the proper discharge of our financial, legal and reporting obligations. All business records, accounts and reports to government agencies and others must be prepared with care and honesty. Representatives must provide constituents with information that is fair, accurate, complete, objective, relevant, timely and understandable with the understanding that such information may be used in documents that Tektronix files with or submits to the Securities and Exchange Commission or other governmental agencies.

     AUTHORIZATION

     All Tektronix payments and other transactions must be properly authorized by management and accurately and completely recorded on Tektronix' records in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and established corporate accounting policies. Tektronix Representatives may not make any false, incomplete, or misleading entries. No undisclosed or unrecorded corporate funds, assets or liabilities may be established for any purpose, nor should Tektronix funds be placed in any personal or non-corporate account. All corporate assets must be properly protected and asset records regularly compared with actual assets with proper action taken to reconcile any variances. No Representative will authorize payment knowing that any part of the payment will be used for any purpose other than what is described in documents supporting the payment.

     Tektronix' detailed Accounting Policies & Procedures are located at:

     http://fp-finance.tek.com/finance/forms/corprefer/acctgpol.html.

     AUDITORS

     Tektronix Representatives are expected to cooperate fully with our internal and external auditors. No person will fraudulently influence, coerce, manipulate or mislead the independent auditors retained by Tektronix to audit or review its books, records or financial statements. For example, if an auditor asks you a question at a time when you are very busy and you are 80% sure of the answer, but to be completely sure will take some additional research, you should not "guess" at the answer. Instead, to cooperate fully, you should tell them that you are only 80% sure of the answer and perform the additional research if required. In other words, you should give thorough and complete answers to all questions.

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     RECORD RETENTION

     Tektronix' records of its transactions are important corporate assets. All company records must be retained in accordance with Tektronix' Record Retention Guidelines. Each business function and entity is responsible for establishing record keeping processes in accordance with those guidelines. For more detailed information about Tektronix' Record Retention Guidelines, please visit: http://fp-bldgmgmt.tek.com/bldgmgmt/archivingattektronix/
     RecordRetention.htm

     EXPENSE REIMBURSEMENT & TRAVEL

     Tektronix' policies provide that employees will be reimbursed for reasonable expenses incurred when traveling on business or performing other company business. Each Tektronix employee is responsible for ensuring that selections for air carriers, vehicle rentals, accommodations, expenditures for meals, etc. are made with the goal of traveling economically and otherwise in accordance with established travel policies. Expenses incurred by employees in performing company business will be reimbursed through the filing of expense reports, which must be documented accurately and completely.

     Tektronix' Global Travel Policy can be found at:
     http://fp-travel.tek.com/travel/doc/GTP.pdf.

     Additional travel guidelines and other recommendations for prudent spending can be found at: http://fp-travel.tek.com/travel/Global_Travel.htm.

     PRESERVING TEKTRONIX' ASSETS

     Each Tektronix Representative is responsible for preserving Tektronix' assets including physical assets such as facilities, data and equipment and intangible assets such as patents, copyrights and trade secrets. This requires that all company-owned equipment be properly safeguarded and accounted for and that all supplier or customer-owned equipment be treated with the same high standards. No Representative may make improper use of Tektronix or customer resources or permit others to do so. Use of Tektronix property, facilities, equipment or information for non-Tektronix purposes is permitted only with the approval of managers having authority to permit such usage, after ensuring that the use is in compliance with other company policies.

     Tektronix' Loss of Equipment and Information Policy can be found at: http://tekwiki.tek.com/display/infosec/Home

     ILLEGAL OR IMPROPER ACTS INCLUDING FRAUD & SIMILAR IRREGULARITIES

     Tektronix Representatives are prohibited from engaging in illegal or improper acts. Engaging in such acts will serve as justification for termination of employment for cause. Such acts include but are not limited to:

          - Conviction or plea of "guilty" or "no contest" to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any violation of criminal law involving dishonesty or willful misconduct (whether or not a felony)

          - Repeated failure or refusal to perform your duties in an acceptable manner, or to follow the lawful and proper directives of the Board of Directors or your supervisor(s) or manager(s)

          - Breach of your obligations or any action you take which results in Tektronix' breach of its obligation under any confidentiality agreements or provisions, or proprietary information agreements

          - Failure to disclose side agreements or "understandings" with a customer, supplier or partner that are outside the terms of the contract

          - Knowingly providing, or failing to report, false or materially misleading information with respect to Tektronix' financial statements or other public disclosures

          -    Other misconduct that has or could discredit or damage Tektronix.

     Tektronix prohibits fraudulent activities. You should be cognizant of the existence of fraud and should follow procedures concerning the recognition, reporting and investigation of suspected fraud. Fraud includes, but is not limited to:

          -    Dishonest or fraudulent acts

          -    Embezzlement

          - Forgery or alteration of negotiable instruments such as company checks and drafts

          - Misappropriation of company, employee, customer, partner or supplier assets

          - Conversion to personal use of cash, securities, supplies or any other company asset

          -    Unauthorized handling or reporting of company transactions

          - Falsification of company records or financial statements for personal or other reasons

          - Consistent violations of any company policy such as travel and entertainment

          -    Fraudulent submission of timesheets or expense reports

          - Acceptance of offers of kickbacks from contractors, customers, partners or suppliers.

     Managers are responsible for knowing fraud exposures for their areas and for detecting suspected wrongdoing. Each manager best knows standard operating procedures in their area, and therefore, is most capable of identifying a transaction that is out of the ordinary. Managers should not, under any circumstances, attempt to cover up wrongdoing. Managers should not conduct investigations, nor should they confront the suspected individual or directly question strange, odd or curious transactions. If a Representative reports wrongdoing by another Representative, partner, supplier or customer, the Manager should direct them to immediately report the incident as described at reporting and investigation.

BUSINESS RELATIONSHIPS

     CUSTOMERS

     Every product or service Tektronix offers must be offered as our best solution to meet our customers' needs and conform to Tektronix' published specifications or with the specifications agreed upon with the customer.

     Customers of Tektronix will be provided accurate, timely information regarding prices, capabilities, and delivery schedules. Underestimating design cycles or exaggerating benefits to obtain business is unacceptable. If unforeseen problems arise that will adversely affect a customer, the customer should be informed and an attempt made to minimize the impact or provide appropriate relief. In short, Tektronix is committed to ensuring that its customers obtain full value and are dealt with fairly and honestly.

     SELLING TO THE GOVERNMENT

     (GRAPHIC)

     Tektronix carefully follows the laws and regulations that govern acquisition of its goods and services by the U.S. or any foreign government. On U.S. government cost-based contracts, properly reporting and charging all costs to the appropriate account, regardless of status of the budget or account, is essential. Every Representative is responsible for ensuring that time is reported promptly and accurately with respect to such contracts.

     Tektronix has specific guidelines regarding dealings with the government and furnishes guidelines to Representatives involved in this part of Tektronix' business. For more information, please visit:
     http://fp-law.tek.com/law/selling_to_usgov.html

     ADVERTISING

     Tektronix advertising must always be truthful. If specific claims are made about Tektronix products or their performance, there must be evidence to substantiate those claims. Tektronix products are to be marketed on the basis of our price, quality and service. Tektronix products should not be labeled or marketed in any way that might cause confusion between our products and those of our competitors.

     Tektronix' Representatives should not disparage the products, services, or the representatives of any of our competitors. If comparisons of Tektronix products against those of any of our competitors are used, such comparisons must be fair and accurate, and must be supported by objective, verifiable information. In addition, direct comparisons to competitor products may be subject to governmental regulation, particularly when the comparative advertising is directed to audiences outside of the U.S. You should review any comparative advertising with the Law Department and the appropriate Marketing Communications personnel. Similarly, misrepresentations made by others regarding Tektronix products should be brought to the attention of management.

     Use of Tektronix' trademarks and trade names shall be in accordance with the company's policies governing such use.

     Advertising promotional allowances are subject to regulation under antitrust laws, and should only be offered to Tektronix business partners after consultation with the Law Department.

     All estimates supplied to any customer or supplier, including forecasted delivery dates, must be fair, reasonable, and supported by objective facts, experience and the exercise of good judgment. The party receiving the information should always be advised that the information is provided as an estimate and not a commitment on the part of Tektronix and that Tektronix will not assume any liability for inaccuracies in the estimated information.

     For more detailed information on Tektronix' advertising policies and related laws, please visit:

     http://fp-law.tek.com/law/advertising.html

     See related information regarding Tektronix' Entertainment & Gifts and the Foreign Corrupt Practices Act (FCPA) Guidelines.

     SUPPLIERS

     Suppliers to Tektronix will always be treated fairly and honestly. They will receive clear instructions and timely feedback to allow them to perform at their best. Goods and services acquired for Tektronix should be selected based on their price, quality, suitability, delivery schedule and service, using the highest ethical business practices in source selection, negotiation, and administration. Purchase agreements should be in writing and clearly identify the material terms of what we expect from the supplier, as well as what they expect from us. Pricing must be appropriate to the services or products provided.

     Reasonable efforts should be made to carefully consider and evaluate competing offers from other companies. The same specifications or information and instructions will be provided to each competing supplier for a proposed purchase.

     Tektronix' Representatives or any person having a close personal relationship with a Tektronix Representative (including affiliated entities) should not directly participate as a business partner or vendor without prior written approval from the Chief Compliance Officer or the VP of the relevant business unit, as described under the Conflicts of Interest Guideline.

     A supplier's proprietary information given to Tektronix will be protected in accordance with our agreements with them, as described under the Gathering Competitive Information section of the Confidential Information Guideline.

     CONFLICTS OF INTEREST

     At Tektronix there is no room for a conflict of interest between a Representative's personal affairs and company business. Tektronix Representatives may not engage in any business activity or investment that could prevent the Representative from impartially performing his or her duties at Tektronix. This requires that each Representative avoid any actual or apparent conflict of interest between personal affairs and company business. Any time a conflict appears, or the possibility exists that such conflict might develop, Representatives should discuss and resolve the matter with his or her manager, the Human Resources Business Partner assigned to support the Representative's Business unit or Corporate Functions, the Chief Compliance Officer or the Vice President of the relevant business unit.

     Examples of some clear conflict of interest situations which must be avoided are:

          - Any financial interest (other than small amounts of stocks or bonds in publicly traded companies) in any supplier, customer, or competitor;

          - Any consulting, contract, or employment relationship with any customer, supplier, or competitor;

          - Any outside business activity which is competitive with any of Tektronix' businesses;

          - The receipt of gifts, gratuities (see the policies set out in these Guidelines dealing with gifts and gratuities), or excessive entertainment from a company with which we have business dealings (See additional information under Tektronix' Entertainment and Gifts Guideline);

          - Any outside activity of any type which is so substantial as to call into question your ability to devote appropriate time and attention to your job responsibilities with Tektronix;

          - The service on any board of directors of any customer, supplier, or competitor unless such board service has been disclosed to Tektronix and approved by the General Counsel;

          - Being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefits of any relative or person with whom you have a close personal relationship within Tektronix; or approving, authorizing, or processing a transaction that was prepared, approved, or initiated by such a person.

          - Taking advantage of an opportunity which you learned of in the course of your employment with Tektronix, such as acquiring property that Tektronix may be interested in; and

          - Selling anything to Tektronix or buying anything from Tektronix (except through any normal program of disposal of surplus Tektronix property which is offered to all employees in general).

     Anything that presents a conflict for you would probably also present a conflict if it relates to a member of your family or someone with whom you have a close personal relationship. For example, ownership of stock in competitors or suppliers, or receipt of gifts or entertainment by members of your family or spouse, would likely create the same conflict of interest as if you owned the stock or received the gift.

     As a Tektronix Representative, you may not conduct business on behalf of Tektronix with a member of your family, or a business organization in which you or a family member has a significant financial interest, or is a stockholder, director, officer, creditor, or proprietor.

     Representatives are expected to disclose to their manager, in writing, any potential conflict. No Representative may engage in any activity involving a potential conflict unless they have a written, signed statement from their manager advising the Representative that the activity does not violate Tektronix policies. No manager may give such a statement unless approved by the Chief Compliance Officer or the Vice President of the relevant business unit.

     ENTERTAINMENT & GIFTS

     (GRAPHIC)

     Tektronix Representatives may not give or accept any gift if the value of the gift might indicate intent to improperly influence the normal business relationship between Tektronix and any of its suppliers, customers, or competitors. If any Tektronix Representative is given any substantial gift or favor, the Representative must notify his or her manager and return the gift. This does not apply to minor items commonly exchanged in business relationships, such as mugs, t-shirts, pens and pencils, but even here, discretion and common sense must be used in deciding whether the gift needs to be returned.

     Although there may be some cultural differences, in commercial business, the exchange of social amenities between suppliers, customers, and Tektronix Representatives is acceptable when reasonably based on a clear business purpose and within the bounds of good taste. For example, conferences accompanied by a meal with suppliers or customers are often necessary and desirable. Whenever appropriate, these activities should be on a reciprocal basis and Representatives must ensure that business and personal integrity are strictly maintained when either accepting or paying for any business entertainment

     You must observe all applicable federal laws and regulations relating to gifts and entertainment for public employees in the countries involved. In addition, Tektronix' policy is to avoid even the appearance of an improper action. Excessive entertainment or gift-giving of any kind is not acceptable.

     More specifically, Tektronix's policies include the following:

          - Individual gifts of nominal value (less than USD $50) are permitted, provided they are given as a gesture of professional friendship, do not involve a company commitment having to do with the transaction of business, or could not be construed as influencing business conduct.

          - Cumulative annual gifts valued at over USD $100 should be reported to and approved by your manager or returned.

          - Hosted business-related entertainment (group events, conferences, meals, etc.) may be accepted only if:

               -    Tektronix representatives are accompanied by the host

               - Activity serves a valid business purpose (training, relationship building, etc.)

               - Activity represents ordinary and customary practice for transaction, business relationship and local / corporate environment

               - Expenditure is reasonable and not excessive (for example, event fee may be hosted, but travel expenditures should be paid by Tektronix)

               - Activity may not be construed as having undue influence on business decisions

          - Hosted events such as meals should be reciprocal, when appropriate.

          - In no event should a gift be accepted from a supplier or potential supplier during, or in connection with, contract negotiations.

          - Under no circumstances may any Tektronix Representative give or accept kickbacks in any form to or from a supplier, subcontractor, customer, or any other party.

          - Presentations of a ceremonial nature in keeping with national or cultural custom (such as Christmas/Holiday gifts, the Chinese "Lai See" custom or the Japanese "Ochugun or Oseibo" customs) are not encouraged. However, these gifts may be permitted as long as what is accepted is not excessive, is not in violation of any law, and cannot be construed as a bribe or a payoff.

          - Neither the Representative nor his or her family members may accept any discount on personal purchases that may be perceived to be offered because of a supplier's or customer's relationship with Tektronix, unless the same discount is available to all Tektronix Representatives.

          - Gifts to government officials outside the United States to obtain business may violate the U.S. Foreign Corrupt Practices Act
               (FCPA).

     If you have any additional questions regarding the propriety of specific situations, please contact your manager or the Chief Compliance Officer at chief-compliance-office @tektronix.com

TRADE REGULATIONS

     As a global company, Tektronix sells its products to governments and private entities worldwide. However, United States law specifically forbids certain practices relating to international business, of which all company Representatives must be aware.

     CUSTOMS

     Tektronix will comply with customs laws and regulations wherever we do business. Generally, the laws require that the company make complete and accurate statements to customs authorities about the value, kind, and origin of goods that Tektronix imports for manufacturing and sale. And, in many parts of the world, imported goods must be marked with their country of origin. Tektronix must also ensure that statements made on customs invoices to our customers who import our products are accurate and comply with local customs laws. It is against Tektronix policy to accommodate requests to lower customs values or describe a product in misleading terms. Failure to make correct statements or mismarking imported goods can lead to fines, penalties and/or incarceration. Further, violations can potentially affect the ease and timeliness of the import process for Tektronix and our customers. Any questions or possible violations relative to customs laws should be directed to Tektronix Customs Department.

     EXPORT CONTROL

     The United States prohibits, regulates and licenses the export of many products, services and technologies to foreign countries. These regulations extend to the release of certain Tektronix proprietary information abroad, but also to foreign national Representatives of Tektronix in the United States. Many of these U.S. prohibitions and suspensions apply to Tektronix' subsidiaries worldwide. In addition, other countries, as well as the United Nations, may from time to time regulate exports to certain countries.

     Most foreign countries in which Tektronix does business also maintain controls over exports of certain Tektronix products, including certain measurement products which can be used in military and nuclear weapons development and testing programs. Also, the United States and many allied foreign governments have end user controls which prohibit the export of any Tektronix products with knowledge they are intended for: (1) foreign firms sanctioned by the U.S.; (2) agents of foreign governments the subject of U.S. or international trade embargoes; or (3) foreign entities involved in nuclear, chemical, and biological weapons, or missile programs in targeted countries. Tektronix may from time to time prohibit transactions to specific persons, entities or destinations as a matter of policy, regardless of other government controls. For more detailed information, see the Export Control Policy for more information at: http://fp-trade.tek.com/trade/.

     Tektronix Export Control maintains a list of "Red Flags", or suspicious signs of a potential violation of export regulations. Red Flags are indications that a violation may occur or that circumstances don't add up (Export Enforcement describes them as anything that causes you to think "hmmm..."). The Department of Commerce publishes a non-exhaustive list of red flags that might indicate a problem. Red Flags are listed on the export control website at http://fp-trade.tek.com/trade/red_flags.html. A red flag creates a positive obligation to ask more questions. Anyone who touches a transaction (export or domestic sale) has responsibility to identify and resolve red flags. A red flag does not necessarily mean that something is wrong -- it can be overcome if further research explains the circumstance and allays suspicions of a violation.

     If a Tektronix Representative sees a red flag, they must ask for details. We may not shield ourselves from red flags by avoiding certain information. If a Representative still has suspicions about a customer's information, stop the business and tell Tektronix' Export Control. Any and all questions or possible violations relative to export controls should be directed to Tektronix Export Control Department.

     FOREIGN CORRUPT PRACTICES ACT

     The Foreign Corrupt Practices Act (FCPA) applies to Tektronix and its majority-owned subsidiaries worldwide. The FCPA prohibits any person acting on behalf of Tektronix from making a payment to a foreign official to obtain or keep business. Company policy strictly forbids these payments. The legal penalties involved may be severe for both the individual and the Company. Tektronix' policy and guidelines for compliance with the FCPA are set forth in its Foreign Corrupt Practices Act Compliance Policy, located at:

     http://eurotekweb.tek.com/eurotekweb/legal/l_foreign_corrupt/foreign_corrup
     t_practices_act.html.

     Any Representative acting on behalf of Tektronix must comply with the FCPA.

     There are certain other types of payments, sometimes called "facilitating" payments, which may be required to be made in countries outside of the United States in order to have minor government officials perform nondiscretionary duties that they might otherwise delay or fail to undertake. "Facilitating" payments as described under the FCPA, are generally small and in the nature of "tips." Such payments are permitted or expected by local custom and generally are not treated as illegal by local law enforcement agencies. Tektronix discourages such payments, but recognizes they may be necessary to do business in certain jurisdictions. If a facilitating payment falls within the limits described above as allowed under the FCPA, is not intended for improper purposes and has been approved by senior management, it is permitted.

     Because the status of certain types of payments may be unclear, Representatives must review with the Law Department the nature of any questionable payments before they are made. Representatives are prohibited from paying any bribe, kickback or other similar unlawful payment to any public official, or government, or other individual, regardless of nationality, to secure any concession, contract or favorable treatment for Tektronix or the Representative.

     ANTITRUST LAWS

     In marketing and selling Tektronix products, Representatives must comply with global antitrust laws. Tektronix supports the antitrust laws and is committed to the philosophy of competition and free enterprise that underlies them.

     Violation of antitrust laws is a serious offense and can result in severe criminal and civil penalties, including discharge, fines and imprisonment.

     The antitrust laws generally prohibit agreements or actions in restraint of trade. Among the activities found to be clearly anti-competitive and in violation of the law are agreements or understandings among competitors to fix or control prices; to boycott suppliers or customers; to allocate product, territories, or markets; or to limit or reduce production. Such actions must be avoided.

     More information about antitrust laws and Tektronix' polices can be found at: http://fp-law.tek.com/law/antitrust.html

     ANTI-BOYCOTT

     Representatives and agents shall not support or cooperate with an unsanctioned boycott of another country that is "friendly" to the United States. The Company must report to the U.S. government any information it has regarding such a boycott; including any request it may receive to support one. Requests may be found in letters of credit, shipping instructions, certificates of origin and other contract-related documents. For example, a customer may ask for our certification that the products supplied are not made in a particular country, directly or indirectly, in whole or in part, or words to that effect. Complying with this request is prohibited by law and Tektronix must report this to the U.S. Government. If you learn of a boycott of another country that is "friendly" to the United States, contact the Legal department.

CONFIDENTIAL AND PROPRIETARY INFORMATION

     (GRAPHIC)

     Tektronix safeguards its proprietary and other confidential information and trade secrets, and also similarly protects comparable information obtained from customers and suppliers. Tektronix Representatives are responsible for protecting this information.

     TEKTRONIX' CONFIDENTIAL & PROPRIETARY INFORMATION

     Proprietary information, trade secrets and other confidential information includes information about technologies under development, future products, marketing strategies, production or sales data, names or lists of Tektronix employees, and information about or supplied by customers or vendors. In addition, any financial information not already published in Tektronix' public documents is confidential. This includes, for example: orders, sales, strategies and business unit or functional performance. See additional information under the Material Information section of the Trading in Tektronix Stock Guideline.

     Tektronix Representatives should only discuss proprietary, confidential or trade secret information internally with Tektronix Representatives who have a need to know such information. Representatives must avoid inadvertent disclosure in the course of social conversations and business relations with customers, suppliers and others.

     If there is a business reason to disclose or receive confidential, trade secret or proprietary information, you should use a Tektronix Non-Disclosure Agreement or "NDA" (also referred to as Confidential Information Agreement or "CIA") and comply with the directions for its use, including having it signed by someone with proper authority. NDAs or CIAs offered by a third party must always be reviewed by a Tektronix attorney. Contact the attorney responsible for NDAs/CIAs in the Law Department with questions or if you need an outside agreement reviewed.

     Each Tektronix employee is required to sign a written agreement which sets forth more detailed limitations on disclosure of proprietary and confidential information and trade secrets. Representatives, who are unsure of how to handle requests for confidential information, should seek guidance from their manager, their Tektronix employee contact, the Controller in the organization they serve, or the Law Department.

     More information about protecting Tektronix' confidential information and the Economic Espionage Act can be found at:
     http://fp-law.tek.com/law/ip/TradeSecrets.htm

     GATHERING COMPETITIVE INFORMATION

     Representatives may not use improper means to gather information about competitors. Theft, illegal entry and electronic eavesdropping are unacceptable means of searching for competitive intelligence. In addition, Representatives may not misrepresent themselves or their situation (by posing as a customer, for example) in order to convince another person to release information, or engage a third party to do so. This is known a pretexting and is illegal under the Federal Trade Commission Act. Representatives may not offer a bribe or a gift in exchange for competitors' information, nor solicit confidential information from a competitor's ex-employee now working for Tektronix. This is not a comprehensive list of unacceptable means.

     General business information about competitors, customers and vendors, which is appropriate to obtain includes information that is: generally accessible to the public, provided at public meeting or through government filings, or obtained through any other publicly available source. Always check to ensure there is no notification that the information is proprietary, or that a confidential relationship is breached by obtaining the information.

     Tektronix' Privacy Statement is located at:
     http://www.tek.com/Measurement/privacy/privacy_truste.html

     TRADE SECRETS

     Under the Economic Espionage Act of 1996, it is a federal crime to steal or otherwise take, without authorization, a product related trade secret of another for economic benefit and while knowing or intending that the action will injure the owner. The penalties for violating the law are substantial, for both the individual and the company. The Act applies to activities of US citizens and US companies both within and outside the US and activities of foreign companies within the US. You should talk with your manager before using any non-public competitive information where there is a question about how it was obtained. If you have any questions about the information, how it was obtained, or if it is confidential, you should contact the Law Department.

     EXTERNAL PATENTS, COPYRIGHTS & TRADEMARKS

     Just as Tektronix regards its patents, trade secrets, trademarks and copyrights as valuable corporate assets, we must respect the valid intellectual property rights of other companies and persons. Tektronix will not knowingly infringe on others' patents, trademarks or copyrights, or misappropriate others' trade secrets. For procedures for the proper licensing or other permitted use of these assets please contact the IP attorney for your business. Of particular importance to day-to-day operations, and something that must be avoided by each Representative, is the unauthorized copying of books, computer software or any other copyrighted material including music, movies, and other artistic works. Refer to the Law Department website for further guidance. Tektronix has entered into licensing agreements that permit photocopying and electronic copying of many magazines and articles. If you have questions about whether a particular magazine is covered, please contact the Law Department.

     All users of computer equipment at Tektronix are responsible for making certain that the computer equipment being used does not have unauthorized or undocumented software on a hard disk or otherwise accessible for use.

     Representatives must not make, store, transmit or make available unauthorized copies of copyrighted material using Tektronix, computers, networks or storage media. Representatives must not use peer-to-peer file transfer services or take other actions likely to promote or lead to copyright infringement.

     Computer software licensed by Tektronix must not be illegally copied for personal, company, or customer use. Using illegally copied software is a violation of federal law and carries with it the possibility of criminal penalties. Violating a license agreement (such as making more copies than the license permits) is wrong, and if done willfully, could expose the Company and the violator to substantial damages, including punitive damages.

     Most commercial software marketed today is covered by copyright and by a license agreement that must be accepted by the purchaser before the software is put into use. (In many cases, the license may be accepted by the act of opening the package or using the software. Such agreements are often referred to as shrink-wrap or break-the-seal licenses.) License agreements typically limit the use of the software to a specific computer or a specified number of individual personal computers.

     Tektronix Representatives who use a personal computer or workstation at Tektronix may be required from time to time to sign a statement acknowledging that knowledge of the company policy and certifying that all computer equipment in use complies with the policy requirement. The Law Department is available to provide specific advice regarding the company's rights and responsibilities under the copyright law and under specific license agreements.

     INFORMATION SECURITY

     Information is an asset that, like other important business assets, is essential to Tektronix' business and must be protected. This is especially important in the increasingly interconnected business environment, in which information is exposed to a growing number and wider variety of threats and vulnerabilities.

     Information can exist in many forms, including, but not limited to, information that is: written on paper, stored electronically, transmitted by post or electronically, reflected as images (films, video, graphics, etc.), or provided verbally. Whichever form the information takes, or means by which it is shared or stored, it must be appropriately protected.

     Information security is the protection of information from a wide range of threats and exposures to ensure business continuity, minimize business risk, and maximize return on investment and business opportunities.

     Information security is achieved by establishing and executing controls, including policies, processes, procedures, organizational structures, and software and hardware functions. All Representatives are responsible for taking proper steps to secure our information and comply with specific controls applicable to their business and information.

     Tektronix' Information Security Policies address, for example: information access, password management and physical security. Details of these and other Information Security policies are located at:
     http://tekwiki.tek.com/display/infosec/Tektronix+Information+Security+
     Policy.

MANUFACTURING QUALITY AND SAFETY

     ENVIRONMENTAL HEALTH & SAFETY

     (GRAPHIC)

     Proper management of health, safety and the environment is a Tektronix expectation and a sound business practice. It reduces Tektronix' liabilities, saves resources, and protects the well being of our Representatives, customers, shareholders, and the world in which we live.

     Tektronix establishes and maintains sound management practices to promote workplace health & safety and responsible interaction with the environment. Those practices include:

          - Identification, reduction, and management of the environmental impacts of our operations.

          - Identification, reduction, and management of Health and Safety risks at our facilities.

          - Development of programs to identify and ensure compliance with applicable laws, regulations, and orders.

          -    Auditing and self-assessment for continual improvement.

          - Employee training in proper Environmental Health & Safety practices.

     Responsibility for compliance with Tektronix' Environmental Health & Safety policies and guidelines extends to all levels of Representatives at Tektronix and its subsidiaries. Each Tektronix and subsidiary Representative has the responsibility to be aware of and follow Environmental Health & Safety policies and guidelines and the responsibility to use sound judgment. Every Representative has the responsibility to communicate with area management about possible unsafe or hazardous conditions in the workplace, as well as incidents that result in injuries, illness, or damage.

     Failure to meet our responsibilities under the Environmental and Health & Safety laws, regulations, and orders can have serious consequences, including civil and criminal sanctions against Tektronix and its Representatives and may require substantial expenditures for cleanup and compensation. Sanctions could affect Tektronix' ability to maintain market competitiveness and our reputation as a responsible corporate citizen.

     Business partners and Tektronix Representatives are also expected to live up to these obligations.

     Additional information on Environmental, Health & Safety responsibilities and programs is available at:

     http://fp-ehs.tek.com/ehs/index.htm.

     PRODUCT SAFETY

     Tektronix intends to research, design, develop, manufacture, market and sell products that are safe for their intended and reasonably foreseeable uses. All Tektronix products will meet or exceed all applicable safety and product compliance regulatory standards and requirements in every place where they are to be marketed and sold.

     This statement applies to all products whether manufactured or purchased for resale from third parties, including supplies and accessories, and regardless of the method of distribution by Tektronix -- direct, indirect, sold, leased, loaned, donated or used for demonstration.

     QUALITY ASSURANCE

     (GRAPHIC)

     Tektronix is committed to developing, manufacturing, and delivering high quality services and products, including hardware and software that meet Tektronix' own quality standards. To ensure compliance with our quality standards and to meet our customers requirements, Tektronix has developed and implemented an extensive quality management system that includes design, manufacturing, service, and support process control procedures.

     No Representative may violate or circumvent either the letter or the spirit of these procedures. You should bring to management's attention any lapse in quality assurance or process control procedures, including testing and inspection. If you are not satisfied with actions taken or explanations provided, you must bring the matter to the attention of the next level of management, or Human Resources. You may also report your concern confidentially on the Employee Access Line.

     Submitting or knowingly permitting others to submit any fraudulent documents relating to Tektronix' products or replacement parts is prohibited. Such acts carry potential penalties, which could result in the criminal prosecution of Tektronix and the Representative(s) involved. Managers must avoid placing or seeming to place pressure on Representatives that could cause them to violate applicable regulations or acceptable standards of conduct. Even with increased production, standards of quality and conduct must be maintained.

     Shortcuts in operations (including production and testing) must be avoided if they violate contract terms in any respect. However, our customers expect us to be alert for methods and processes that improve quality and reduce the cost of operations. Any ideas related to improving quality and/or reducing the cost of operations should be discussed with appropriate management prior to implementing.

     No Representative may violate or circumvent either the letter or the spirit of these procedures. You should bring to management's attention any lapse in quality assurance or process control procedures, including testing and inspection. If you are not satisfied with actions taken or explanations provided, you must bring the matter to the attention of the next level of management, Human Resources or the Ethics & Compliance Office. You may also report your concern confidentially to EthicsPoint or on the Employee Access Line.

     The Quality Management System (QMS) homepage, including detailed policies, is located at: http://www2.cse.tek.com/Quality/wwqs/policies/. Tektronix' Quality Manual can be found at:
     http://jp.cse.tek.com/ematrix/edpm/ViewUnrestrictedDocument.jsp?name=
     QMS-2000

EMPLOYEE RELATIONS

     NON-USA EMPLOYEES

     Please note that the references and web links listed in the Employee Relations section of these Guidelines relate to USA policy, and are provided as a guide for other countries. Please see your local Human Resources Representative for detailed local policies and procedures applicable to your region. In addition, guidance has been established for several countries, which can be found at the Regional Manager Playbooks website at:

     http://fp-hr.tek.com/hr/global/playbooks/default.htm

     ALCOHOL AND DRUG USE

     Tektronix intends to have a workplace where employees, contingent workers, contractors, customers, and visitors are free from the presence and effects of alcohol and drug abuse. For more information please see the HR website or use the following link:

     http://fp-hr.tek.com/hr/usa/ER_Policies/Substance_Abuse.htm#alcohol

     ELECTRONIC COMMUNICATION POLICY

     Tektronix has a firm policy regarding the use of the internet by employees, including permissible and non-permissible uses of email. Employees are expected to be familiar with the policies established by Tektronix as it relates to Electronic Communication and Internet Access. Improper use of electronic communication may include, but is not limited to: personal profit-making ventures, political activities and unauthorized destruction, deletion or dissemination of electronic communication. Detailed policies, including these and other examples of improper uses of electronic communication, are located at the following link:

     http://fp-hr.tek.com/hr/usa/ER_Policies/Electronic_Communications.htm

     Additional information may be found under the Information Services website at http://it-home.tek.com/

     EMPLOYEE DATA PRIVACY

     Tektronix is committed to respecting the privacy rights of our employees and we have implemented a variety of security measures to maintain the safety of this information. It is the responsibility of every employee to respect the privacy of fellow employees. Access to and use of employee and information is limited to only that which is required to do your job. Employee information should not be used for personal benefit or the benefit of others. Names or list of Tektronix employees, as well as organizational charts, shall not be distributed to anyone who does not have a legitimate Tektronix business need for that information. For additional guidelines about this topic, see the Tektronix' Privacy Statement, located at: http://www.tek.com/Measurement/privacy/privacy_truste.html

     EQUAL EMPLOYMENT OPPORTUNITY & AFFIRMATIVE ACTION

     Tektronix recruits, hires, trains, promotes, and makes other employment decisions without discrimination based on race, color, religion, sex, sexual orientation, national origin, age, physical or mental disability (if the individual can perform the essential functions of the position with reasonable accommodation), pregnancy, childbirth or related medical condition, veteran's status or any other status protected by applicable federal, state, or local law. In the United States, Tektronix also has affirmative action plans for minorities, females, Vietnam-era, disabled veterans, and individuals with disabilities. For more information please see the HR website or use the following link:

     http://fp-hr.tek.com/hr/usa/ER_Policies/Valuing_Diversity.htm#Equal%
     20Employment%20Opportunity

     HARASSMENT

     Harassment of any person visiting or working at Tektronix, or any Tektronix job applicant, will not be tolerated. Tektronix is committed to providing and maintaining an environment that is free from all forms of harassment and discrimination and treating all individuals with dignity and respect. As a result, Tektronix strives to maintain a workplace in which each employee can achieve his or her full potential without being impeded by discrimination or harassment based upon race, gender, national origin, age, religion, sexual orientation, disability or any other status or characteristic that is protected by applicable law. Any employee, who engages in harassing, discriminatory or other objectionable behavior in violation of this policy is subject to disciplinary action up to and including immediate termination of employment.

     SEXUAL HARASSMENT

     Like other forms of discrimination, sexual harassment is a violation of state and federal law and is strictly prohibited. No employee or manager of Tektronix will engage in sexually harassing conduct or condition any term or condition of employment on submission to any sexual conduct. Sexual harassment by or toward an employee of any vendor, contractor, affiliate or joint venture, visitor, or customer of Tektronix also is prohibited. Sexually harassing conduct may be verbal, visual, or physical in nature. While sexual harassment sometimes is difficult to define, in general all employees should be aware that the following actions are inappropriate in the workplace:

          -    Sexual conduct or conversation

          -    Sexual advances

          -    Requests for sexual favors

          - Other verbal or physical conduct of a sexual nature that may be offensive or intimidating to others

          - Use of sexually-oriented comments, posters, e-mails and jokes, when they contribute to a hostile or offensive working environment

     Conduct is considered sexual harassment where:

          - Submission to sexual conduct is made either explicitly or implicitly a term or condition of an individual's employment, engagement or advancement within the organization;

          - Submission to or rejection of sexual conduct influences employment or engagement decisions affecting the individual; or

          - Sexual conduct or language interferes with an individual's work performance or creates an intimidating, hostile or offensive working environment.

     Please find additional details on Tektronix's harassment policy at the following link:

     http://fp-hr.tek.com/hr/usa/ER_Policies/Valuing_Diversity.htm#Harassment%20
     and%20Discrimination

     REPORTING HARASSMENT

     Tektronix cannot help resolve a discrimination, harassment or retaliation problem unless we know about it. Therefore, it is every Representative's responsibility to bring these types of situations to management's or Human Resources' attention so that the appropriate steps can be taken to resolve the issue. If you believe that you or any other employee has been subjected to discrimination, including sexual or other forms of unlawful harassment, you should immediately notify your supervisor, Human Resources Representative, the Chief Compliance Officer or any other member of Tektronix management. Remember that Tektronix takes such complaints seriously and investigates promptly so that appropriate action can be taken to eliminate any unacceptable conduct.

     Complaints and investigative information are considered company-confidential. While the company will conduct investigations discreetly and strive to protect the privacy of the individual involved, you should be aware that the company cannot promise complete confidentiality. It is important that all employees feel free to come forward with complaints or concerns regarding inappropriate conduct. Retaliation against any employee for making a complaint or for providing information concerning a complaint is not tolerated.

     If you are not comfortable speaking with your supervisor or Human Resource Representative, please report concerns of harassment to the Ethics & Compliance Office or EthicsPoint, our confidential, 3rd party employee access website or toll-free access line. (See instructions at Reporting Violations).

     If you believe that your complaint or concern has not been handled, or that you have been subjected to retaliation for making a complaint you should follow the steps in the Dispute Resolution Policy or contact the Ethics & Compliance Office.

     RELATIONSHIPS

     While Tektronix recognizes and respects the rights of employees to associate freely and to pursue personal relationships with those they encounter in the work place, employees must use good judgment to ensure that those relationships do not negatively impact their job performance and their ability to supervise others. Family members (e.g. spouse, in-law, dependents, domestic partner) or those in a close personal relationship may be employed in the same department or work groups. However, one family member or person in a close personal relationship may not have supervisory responsibility, or be a part of any employment action, over another family member or those in a close personal relationship or be in a position that creates an actual or perceived conflict of interest.

     Employees in such relationships must inform their management or Human Resources. Tektronix will try to work with both individuals to resolve the conflict of interest in a mutually satisfactory way.

COMPANY AND EMPLOYEE ACTIVITIES

     MEDIA & INVESTOR INQUIRIES

     Tektronix values its relationships with those in the media and will endeavor to provide full and prompt disclosure of all material developments or events. Media relations are the responsibility of the Corporate Communications Department. All statements to the media or responses to inquiries from the media shall be handled through that department.

     In the event the media inquiry relates to a pending or threatened legal matter, media communications should also be coordinated with the Law Department.

     Any Representative asked for a statement from any member of the media should respond by explaining this policy and advising the questioner to contact the Corporate Communications Department or visit their website at:

     http://fp-corpcomm.tek.com/corpcomm/

     Tektronix is a publicly traded company, and the securities laws regulate communications with Tektronix shareholders. Communication from any shareholder or investment advisor requesting information relating to Tektronix should be forwarded to Tektronix' Investor Relations Department for proper handling. Please see contact information at the following link:

     http://www2.tek.com/wwwcontact/Contact.Us?pg=frameset&geo=413&chnl=13

     COMMUNITY RELATIONS

     Every year Tektronix receives hundreds of requests for contributions from various community organizations. All such requests are forwarded to the Tektronix Foundation for processing in accordance with the guidelines established by the trustees of the Foundation.

     Company guidelines require donations to be made only to IRS-designated non-profit organizations, and prohibit donations to political or religious organizations, fund-raisers or individuals. Requests from health organizations will be referred to the local United Way office.

     For more detailed information on Tektronix' community relations, please visit:

     http://fp-hr.tek.com/hr/usa/ER_Policies/Tek_Foundation.htm

     For additional detailed information about employment guidelines and procedures see "Policies, Procedures & Guidelines" section of the Human Resources website, located at:

     http://fp-hr.tek.com/hr/usa/ER_Policies/Default.htm

     POLITICAL ACTIVITIES

     Tektronix encourages all employees to vote and be personally active in the political process. The national and local laws in many countries, however, significantly restrict use of Tektronix funds and resources in connection with political activities. For example, United States federal laws severely limit the use of corporate funds or resources in support of federal elections campaigns. These U.S. laws are broadly applied and cover most direct uses of Tektronix funds, facilities, and equipment or Representative time. They also cover indirect political contributions, such as including a contribution on an employee's expense account causing Tektronix to reimburse the employee for that expense.

     Because the laws regarding corporate involvement in political activity are very complex and violation can have severe consequences, before using any Tektronix resources (including funds, facilities, equipment or employee work-time) in connection with any political activity (including national or local election campaigns or government lobbying activity), the details of the proposed use should be discussed in advance with and approved by your manager and the Law Department.

     The political process has become highly regulated. If you have any questions about what is or is not proper you should consult with the Legal Department before agreeing to do anything that could be construed as involving Tektronix in any political activity at either the federal, state, or local level, or in any foreign country. See discussion above about the Foreign Corrupt Practices Act.

     LOBBYING

     Lobbying is strictly governed by the laws of the United States and other countries. Lobbying is generally defined as contact with elected officials regarding legislative or regulatory issues impacting the Company. While the specific rules vary widely, the trend has been toward expanding significantly the definition of who is a lobbyist, who must register as a lobbyist, and what constitutes lobbying. In short, Tektronix is required by law to disclose lobbying-related information in great detail. Contact the Legal department in advance of any planned lobbying activities on behalf of Tektronix. Further, the Legal Department must be consulted prior to contracting with any external lobbyist or lobbying firm.

     TRADING IN TEKTRONIX STOCK

     It is Company policy that a Representative who has material nonpublic information relating to Tektronix may not buy or sell securities of the Company or engage in any other action to take advantage of that information or pass that information on to others. Even the appearance of an improper transaction must be avoided to preserve the Company's reputation of adhering to the highest standards of conduct. This policy also applies to material nonpublic information relating to any other company, including our customers or suppliers, obtained in the course of doing business. Tektronix' Stock Trading Policy is located at:

     http://fp-law.tek.com/law/tek_stock_trading.html

          -    MATERIAL INFORMATION

          Material non-public information is any information that has not been disclosed to the general public and that a reasonable investor would consider important in a decision to buy, hold, or sell stock. In short, material information is any information that could reasonably affect the price of the stock. If a securities transaction becomes the subject of scrutiny, it will be viewed after-the-fact, with the benefit of hindsight. Therefore, before engaging in any transaction, a Representative should carefully consider how regulators and others might view the transaction in hindsight.

          Common examples of information that will frequently be regarded as material are: projections of future earnings or losses, order levels, anticipated growth rates, negotiations, discussions, and agreements regarding significant acquisitions, orders or strategic relationships, changes in management, significant new products, the gain or loss of a substantial customer or supplier and information regarding stock offerings or other financings. Either positive or negative information may be material.

          For example, if you learn in a meeting that Tektronix was expected to post a loss for the quarter, and if that information has not been disclosed in a press release, you cannot share this news with friends, nor trade in Tektronix stock as the information you overheard is considered "material". The buying or selling of Tektronix stock after you have gained knowledge of information that has not been publicly disclosed, would be in violation of U.S. law.

          -    DIRECTORS, OFFICERS & OTHER INSIDERS

          Tektronix has an Insider Trading Policy applicable to directors, officers and other potential insiders. For more detailed information review the policy at:
          http://www.tek.com/ir/business/insider_trading.html

          -    POTENTIAL LIABILITIES

          Representatives may be subject to substantial criminal and civil liability for engaging in transactions in the Company's shares at a time when material information regarding the Company is known to the insider but has not been disclosed to the public. In addition, Representatives may be liable for the improper transactions of other persons (commonly referred to as "tippees") to whom they have disclosed material information regarding the Company not previously disclosed to the public.

          -    PUT OR CALL OPTIONS

          Because we believe it is improper and inappropriate for any Representatives to engage in short-term or speculative transactions involving Company stock and the high level of risk of misuse of undisclosed material information about the Company, it is the Company's policy that Representatives shall not engage in any short sales of Company stock and shall not purchase or sell put or call options on the Company's stock. This policy does not apply to exercises of stock options under the Company's stock plans.

          -    STOCK OPTION PURCHASE/ESPP

          Purchases of stock upon exercise of stock options or through the Employee Stock Purchase Plan (but not sales of the purchased shares, and not "cashless" exercises of options) are exempt from the rule against transacting in company stock while in possession of material, non-public information.

          -    TIPPING INFORMATION TO OTHERS

          Representatives are prohibited from sharing with anyone (including family members and others living in a Representative's household) information that could have an impact on the Company's stock price. The above liabilities can apply, whether or not a Representative derives any benefit from another's actions.

          -    COMPANY ASSISTANCE

          Any person who has questions about specific transactions may obtain additional guidance from the Law Department. The ultimate responsibility for adhering to the policy statement and avoiding improper transactions rests with each Representative. It is imperative that Representatives use their best judgment.


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